UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2017 (October 31, 2017)

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On September 12, 2017, Alarcon Holdings, Inc., a wholly owned subsidiary of Spanish Broadcasting System, Inc. (the “Company”), entered into a Contract of Purchase and Sale, as amended by the Amendment to Contract of Purchase and Sale dated as of October 31, 2017 (collectively, the “Agreement”), to sell a building and real property located at 26 West 56th Street, New York, New York 10019 (the “Premises”) to 26 W. 56 LLC (the “Purchaser”). The due diligence period provided for in the Agreement expired on October 31, 2017 at 5:00 p.m. New York City time.

The purchase price for the Premises is $14,000,000, exclusive of closing costs (the “Purchase Price”). Upon the execution of the Agreement, the Purchaser deposited the sum of $2,800,000 into escrow as a deposit against the Purchase Price, with the remaining balance of $11,200,000 to be paid at the closing. The Company will use the net proceeds, as such term is defined in the Indenture governing the Company’s outstanding 12.5% Senior Secured Notes due 2017 (the “Notes”), received from the sale of the Premises to repay a portion of the Notes.

The foregoing is a brief description of the terms of the Agreement and is subject to, and qualified entirely by reference to, the full text of the Agreement, to be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

November 6, 2017	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary